UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

CASCAL N.V.
(Name of Issuer)

COMMON SHARES, PAR VALUE EUR 0.50 PER SHARE
(Title of Class of Securities)

N1842P 109
(CUSIP Number)

December 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	Biwater Investments Ltd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,868,543

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,868,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,868,543

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	58.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	A E White Personal Settlement Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,868,543*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,868,543*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,868,543*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	58.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	A E White Settlement Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Switzerland

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,868,543*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,868,543*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,868,543*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	58.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	Perry Nominees Limited, 1 as nominees for Lloyds TSB Private Banking re. White Family Pension Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		18,043,343*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		18,043,343*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	18,043,343*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	59%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	Adrian Edwin White

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		21,900

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		18,043,343*; **

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		21,900

WITH:	8	SHARED DISPOSITIVE POWER:

		18,043,343*; **

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	18,065,243*; **

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	59.1%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

**	Includes 174,800 common shares owned by Perry Nominees Limited, 1 as nominees for Lloyds TSB Private Banking re. White Family Pension Trust.

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	L Jones Settlement Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Switzerland

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,868,543*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,868,543*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,868,543*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	58.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	Areish Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	British Virgin Islands

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,868,543*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,868,543*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,868,543*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	58.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	CO

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	Mr & Mrs Leslie Jones Discretionary Settlement Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,868,543*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,868,543*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,868,543*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	58.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	The Ridgmount Foundation Trust

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,868,543*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,868,543*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,868,543*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	58.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	OO

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	Leslie Jones

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,868,543*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,868,543*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,868,543*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	58.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

CUSIP NO.	N1842P 109

1	NAMES OF REPORTING PERSONS:
	Margaret Heather Jones

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF		0

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		17,868,543*

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER:

		17,868,543*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	17,868,543*

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	58.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

*	Includes 17,868,543 common shares owned by Biwater Investments Ltd.

ITEM 1(a).	Name of Issuer:

Cascal N.V., a Netherlands public limited liability company (the “Company”).

ITEM 1(b).	Address of Issuer’s Principal Executive Offices:

Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ, United Kingdom.

ITEM 2(a).	Name of Person Filing:

(i)	Biwater Investments Ltd

(ii)	A E White Personal Settlement Trust

(iii)	A E White Settlement Trust

(iv)	Perry Nominees Limited, 1 - as nominees for Lloyds TSB Private Banking re. White Family Pension Trust

(v)	Adrian Edwin White

(vi)	L Jones Settlement Trust

(vii)	Areish Limited

(viii)	Mr & Mrs Leslie Jones Discretionary Settlement Trust

(ix)	The Ridgmount Foundation Trust

(x)	Leslie Jones

(xi)	Margaret Heather Jones

ITEM 2(b).	Address of Principal Business Office or, if none, Residence:

(i)	Biwater House, Station Approach, Dorking, Surrey, RH4 1TZ, United Kingdom

(ii)	Denbies, Ranmore Common, Dorking, Surrey, RH5 6AP, United Kingdom

(iii)	Seefeldstrasse 45, Postfach, CH-8034, Zurich, Switzerland

(iv)	5 Perrymount Road, Haywards Heath, West Sussex, RH16 3FA, United Kingdom

(v)	Denbies, Ranmore Common, Dorking, Surrey, RH5 6SP, United Kingdom

(vi)	Seefeldstrasse, 45, Postfach, CH-8034, Zurich, Switzerland

(vii)
P O Box 3340, Dawson Building, Roadtown, Tortola, British Virgin Islands (correspondence address: RBC Trust Company (International) Limited, La Motte Chambers, La Motte Street, St. Helier, Jersey, JE1 1PB, Channel Islands)

(viii)	C/O Mundays, Cedar House, 78 Portsmouth Road, Cobham, Surrey, KT11 1AN, United Kingdom

(ix)	Ridgmount, Lawbrook Lane, Peaslake, Guildford, Surrey. GU5 9QW, United Kingdom

(x)	Ridgmount, Lawbrook Lane, Peaslake, Guildford, Surrey. GU5 9QW, United Kingdom

(xi)	Ridgmount, Lawbrook Lane, Peaslake, Guildford, Surrey. GU5 9QW, United Kingdom

ITEM 2(c).	Citizenship:

(i)	United Kingdom

(ii)	United Kingdom

(iii)	Switzerland

(iv)	United Kingdom

(v)	United Kingdom

(vi)	Switzerland

(vii)	British Virgin Islands

(viii)	United Kingdom

(ix)	United Kingdom

(x)	United Kingdom

(xi)	United Kingdom

ITEM 2(d).	Title of Class of Securities.

Common shares, par value EUR 0.50 per share.

ITEM 2(e).	CUSIP Number.

N1842P 109

ITEM 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

ITEM 4.	Ownership.

The percentages used herein are calculated based upon 30,566,007 common shares, par value EUR 0.50 per share, of the Company issued and outstanding as of March 31, 2008, as reflected in the Company’s Form 20-F, filed with the Securities and Exchange Commission on June 25, 2008.  For the remainder of the information required by this Item 4, see Rows 5-9 inclusive and Row 11 of the cover page for each reporting person which rows will be filed as a result of this cross reference; however, no other portion of the cover page will be deemed filed as a result of this cross reference.

The securities reported in this Schedule 13G are beneficially owned by the individual holding the securities; by the individual controlling one or more trusts and/or entities; and/or the corporate structure as follows:

Biwater Investments Ltd owns 17,868,543 common shares (58.5%) of the Company.  In turn, Biwater BV owns 100% of Biwater Investments Ltd, Biwater Overseas Limited owns 100% of Biwater BV, and Biwater plc owns 100% of Biwater Overseas Limited (the “Biwater Group”).  Biwater plc is owned 70% by the family interests of Adrian Edwin White and 30% by the family interests of Leslie Jones, as follows:

FAMILY INTERESTS OF ADRIAN EDWIN WHITE
A E White Personal Settlement Trust(1)	60,196,910
A E White Settlement Trust(1)	22,800,000
Perry Nominees Limited, 1 – as nominees for Lloyds TSB Private Banking re. White Family Pension Trust(1)	1,003,090
84,000,000
70%

FAMILY INTERESTS OF LESLIE JONES
Leslie Jones	16,500,000
Margaret Heather Jones	5,100,000
L Jones Settlement Trust(2)	8,000,000
Areish Limited	4,000,000
Mr & Mrs Leslie Jones Discretionary Settlement Trust(3)	1,200,000
The Ridgmount Foundation Trust(4)	1,200,000
36,000,000
30%

Total no. of issued shares	120,000,000
_________________________

(1)	Adrian Edwin White has the power to direct the interests with regard to the voting and investment of all securities held including all matters related to the Biwater Group.

(2)	Leslie Jones has the power to direct the interests with regard to the voting and investment of all securities held including all matters related to the Biwater Group.

(3)	Leslie Jones has the power to direct the interests with regard to the voting and investment of all securities held including all matters related to the Biwater Group.

(4)	Margaret Heather Jones has the power to direct the interests with regard to the voting and investment of all securities held including all matters related to the Biwater Group.
_________________________

ITEM 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	Ownership of More Than Five Percent on Behalf of Another Person.

Outside of the ownership structure described in Item 4, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities beneficially owned by the entities and individuals included in this filing.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

ITEM 8.	Identification and Classification of Members of the Group.

Not Applicable.

ITEM 9.	Notice of Dissolution of Group.

Not Applicable.

ITEM 10.	Certification.

Not Applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2009

BIWATER INVESTMENTS LTD By: /s/ M.R.A. Duffy Name: Martin Robert Anthony Duffy Title: Director and Company Secretary

A E WHITE PERSONAL SETTLEMENT TRUST By: /s/ Gillian D. White Name: Gillian Denise White Title: Trustee By: /s/ David White Name: David Frederick Wigram White Title: Trustee

A E WHITE SETTLEMENT TRUST By: /s/ L. Haussmann Name: Lars Haussmann Title: Trustee

PERRY NOMINEES LIMITED, 1 as nominees for Lloyds TSB Private Banking re. White Family Pension Trust By: /s/ D.M. Woodfield Name: David Mark Woodfield Title: Director

/s/ A.E. White
ADRIAN EDWIN WHITE

L. JONES SETTLEMENT TRUST By: /s/L. Haussmann Name: Lars Haussmann Title: Trustee

AREISH LIMITED By: /s/ Jeremy Smith Name: Jeremy Smith Title: Director

MR. & MRS. LESLIE JONES DISCRETIONARY SETTLEMENT TRUST By: /s/ Margaret H. Jones Name: Margaret Heather Jones Title: Trustee By: /s/ J. Justin Jones Name: John Justin Jones Title: Trustee

THE RIDGMOUNT FOUNDATION TRUST By: /s/ Leslie Jones Name: Leslie Jones Title: Trustee

/s/ Leslie Jones
LESLIE JONES

/s/ Margaret H. Jones
MARGARET HEATHER JONES

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT DESCRIPTION

99	Joint Filing Agreement, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.